Exhibit 10.23

Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is agreed upon and entered into this 15th day of January, 2016 by and between ANDREAS WEISHAAR, an adult individual (the “Employee”) and THE MANITOWOC COMPANY, INC., a Wisconsin corporation, together with its successors and assigns (the “Company”).

RECITALS

The Company and the Employee acknowledge the following:

1.    The Company desires to employ Employee, and Employee desires to be employed by the Company, in the position of Senior Vice President Strategy, Marketing and Human Resources of Manitowoc Foodservice, currently a division of the Company;

2.    The Employee shall have access to confidential financial information, trade secrets and other confidential and proprietary information of the Company;

3.    The Company has announced that it plans to separate its Cranes and Foodservice businesses into two independent publicly traded entities (the “Separation”); and

4.    In connection with the Separation, a new corporation may be formed to own, manage, control, and/or operate the Company’s Foodservice division (the “Foodservice Corporation”), and the Company may sell or transfer some or all of its stock and/or assets to the new Foodservice Corporation.

AGREEMENTS

In consideration of the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

1.    Employment

1.1    Duties. Prior to the Separation, Employee shall serve as Senior Vice President Strategy, Marketing and Human Resources of Manitowoc Foodservice, a division of the Company reporting to the President and Chief Executive Officer of Manitowoc Foodservice (the “President”) and the Board of Directors of the Company, and following the Separation Employee will be Senior Vice President Strategy, Marketing, and Human Resources of the Foodservice Corporation and will report to the independent board of directors of the Foodservice Corporation (the “Foodservice Corporation Board”) and to the President. Prior to the Separation, Employee will faithfully perform such duties and have such authority as may be assigned by the President and are consistent with the duties performed by and the authority held by a division senior vice president. Subsequent to the Separation, Employee will perform such duties and have such authority as may be assigned by the Foodservice Corporation Board and/or the President as are customary for a senior vice president of a publicly-traded company.

1.2    Formation of Foodservice Corporation. Employee understands and acknowledges that a new Foodservice Corporation may be formed to own, manage, control, and/or operate the Company’s current Foodservice division, and that the Foodservice Corporation shall be governed by a separate board of directors. At any time following the formation of the new Foodservice Corporation, the Company may assign (and in the event of a Separation the Company will assign) this Agreement to the Foodservice Corporation without notice to Employee, at which time Employee shall report to the board of directors and the President of the Foodservice Corporation. Upon assignment of this Agreement to the Foodservice Corporation, the Foodservice Corporation shall have all rights and privileges afforded to the Company under this Agreement and shall assume all the duties, covenants, responsibilities and obligations of the Company under this Agreement, and Employee shall owe all duties, covenants, responsibilities, and obligations of the Company set forth under this Agreement to the Foodservice Corporation in the same manner as such duties, covenants, responsibilities, and obligations are owed to the Company. The assignment of this Agreement to the Foodservice Corporation, or the assignment to any other entity in accordance with Section 7.1, shall not affect or modify the rights and obligations set forth in Section 2 below. In the event of a Separation, the separate Contingent Employment Agreement between the Company and Employee (the “Company CEA”) will either be assigned to and assumed by the Foodservice Corporation or will be terminated and immediately replaced by a Contingent Employment Agreement with the Foodservice Corporation on substantially the same terms as the Company CEA such that at no time will Employee not be covered by a contingent employment agreement with the terms set forth in the Company CEA. In the event that the Company sells or publicly announces its intention to

Exhibit 10.23

sell the Foodservice division to a third-party (a “Foodservice Disposition”) in lieu of consummating the Separation and such Foodservice Disposition would not constitute a “Change of Control” under the Company CEA, such Foodservice Disposition shall constitute “Good Reason” under Section 2.5 of this Agreement.

1.3    Best Efforts. Employee agrees to devote Employee’s entire business time, and best effort, skill and attention to the discharge of his duties while employed by the Company.

1.4    Duty to Act in the Best Interest of the Company. Employee shall not act in any manner, directly or indirectly, which may damage the business of the Company or which would adversely affect the goodwill, reputation or business relations of the Company with its customers, the public generally or with any of its other employees. Employee shall act in the best interest of the Company at all times.

2.    Terms of Employment

2.1    Term. Subject to termination as set forth below, and unless the parties otherwise agree in writing, the term (the “Term”) of Employee’s employment pursuant to this Agreement shall commence on February 1, 2016 (the “Commencement Date”) and shall continue until the first anniversary of the Commencement Date. Upon completion of the Term, Employee may continue to be employed by Company subject to Company rules and policies.

2.2    “At Will” Employment Status. Notwithstanding any term or provision of this Agreement, at all times Employee shall be employed by Company on an “at will” basis, subject to termination in accordance with Sections 2.3 through 2.6 below.

2.3    Termination for Cause. The Company shall have the right to immediately terminate this Agreement and Employee’s employment with the Company for any of the following causes (each a “Cause”):

(a)    Conviction of Employee for, or entry of a plea of guilty or nolo contendere by Employee with respect to, any felony or any crime involving an act of moral turpitude;

(b)    Engaging in any act involving fraud or theft;

(c)    Neglect by Employee of his/her duties or breach by Employee of his/her duties or intentional misconduct by Employee in discharging such duties;

(d)    Employee’s continued absence from his/her duties without the consent of the Employee’s supervisor after receipt of notification from the Company, other than absence due to bona fide illness or disability as defined herein;

(e)    Employee’s failure or refusal to comply with the directions of the President, Chairman or the Board or with the policies, standards and regulations of the Company, provided that such directions, policies, standards or regulations do not require Employee (i) to take any action which is illegal; or (ii) to fail to take any action required by applicable law, regulations or licensing standards;

(f)    Conduct, actions, or performance that violates the Company’s policies concerning ethics or employee conduct;

(g)    Employee’s breach of the agreement set forth in Section 5 of this Agreement or any of the restrictive covenants contained in that Section; or

(h)    Employee’s breach of any term of this Agreement,

provided that the Company shall have delivered to the Employee a notice of termination that specifically identifies such grounds for termination for Cause and, in the case of grounds pursuant to subsections (c) through (h), the Employee shall have failed to cure such circumstances within 30 days of receipt of such notice. Upon the effectiveness of any termination for Cause by the Company, the Company shall have no further obligation under this Agreement and payment of all compensation to Employee under this Agreement shall cease immediately, except for any payment of compensation accrued but unpaid through the date of such termination for Cause. The Employee acknowledges that his compensation may also be subject to any clawback provisions required by law, rule, regulation or company policy consistent with any law, rule or regulation.

Exhibit 10.23

2.4    Termination by the Company Without Cause. Notwithstanding Section 2.3 above, the Company shall have the right to terminate this Agreement and Employee’s employment without Cause, at any time, and for any reason or no reason at all, upon written notice to Employee, subject to the following:

(a)    If during the Term, Company terminates this Agreement and/or Employee’s employment and such termination is not a termination for Cause under Section 2.3 above, then Employee shall receive the following from the Company as severance (the “Severance Payment”): one year’s base salary as set forth in Section 3.1 plus a prorated amount of one hundred percent (100%) of the targeted annual Incentive Compensation amount as set forth in Section 3.3 for the calendar year of the termination (regardless of whether the targeted performance was achieved or exceeded). If the termination occurs before June 30, 2016, then the proration will be fifty percent (50%); if the termination occurs on or after June 30, 2016, then there will be no proration (100%). The Severance Payment shall be paid in substantially equal monthly installments with the Company’s regular payroll over the one-year period (the “Severance Pay Period”) following the effective date of termination of employment (provided that the initial and final payments may be a greater or lesser amount so as to conform with the Company’s regular payroll period). The Severance Payment will be subject to all applicable federal and governmental withholdings. The Severance Payment shall be subject to offset (but not below zero) by the amount of any base salary, short-term incentive compensation or cash compensation earned by Employee or to which Employee is entitled during the Severance Pay Period and which is actually paid to Employee (regardless of when any such amount is paid by a subsequent employer or by the Company): (i) from any subsequent employer following the termination of his employment with the Company, or (ii) from the Company under any Contingent Employment Agreement between the Company and Employee. In the event Employee obtains other employment before the end of the Severance Pay Period, Employee shall immediately notify the Company of such employment in writing. Employee expressly agrees that failure to immediately advise Company of Employee’s new employment shall constitute a material breach of this Agreement, and Employee will forfeit all amounts paid or that otherwise would be paid by the Company under this subparagraph from the date of his new employment until the end of the Severance Pay Period. Employee shall immediately repay to the Company all amounts paid by the Company as a Severance Payment applicable to the period commencing on the date of his new employment or the date a change in control payment is made through the end of the Severance Pay Period. Notwithstanding such forfeiture, the remaining provisions of this Agreement shall remain in full force and effect. Employee agrees to furnish promptly to the Company all documentation required and/or reasonably requested by the Company to substantiate his new employment and all compensation and rights under his new employment.

(b)    Before receiving the Severance Payment set forth in Section 2.4(a) above, and as a condition to receiving the same, Employee shall sign and not revoke a release of any and all claims or potential claims against the Company which Employee has or may have, whether known or unknown, as of the date of the release. The release shall be in the form attached hereto as Exhibit A.
2.5    Termination by Employee for Good Reason. During the Term, Employee may terminate this Agreement and/or his employment with the Company for Good Reason, as defined below. If Employee terminates this Agreement or his employment for Good Reason during the Term, then Employee shall be entitled to receive the Severance Payment as set forth in Section 2.4(a) above, subject to the requirements of Sections 2.4(a) and (b) For purposes of this Agreement, “Good Reason” shall mean:

(a)a material diminution in Employee’s position, authority or title, or the assignment of duties to Employee that are materially inconsistent with Employee’s position or title as described in Section 1.1;

(b)a material diminution in Employee’s base salary or incentive/bonus opportunities except for across-the-board temporary salary reductions of twenty percent (20%) or less similarly affecting other employees;

(c)a material breach by the Company of any of its obligations under this Agreement;

(d)any successor to the Company’s Foodservice business (whether by merger, purchase of assets, liquidation or otherwise) fails or refuses to assume the Company’s obligations under this Agreement; or

(e)the Separation does not occur prior to the first anniversary of the Commencement Date or the public announcement by the Company of its intention not to consummate the Separation prior to the first anniversary of the Commencement Date.

Exhibit 10.23

(f)A Foodservice Disposition (as defined in Section 1.2) occurs in lieu of consummating the Separation and such Foodservice Disposition does not constitute a “Change of Control” under the Company CEA.

Notwithstanding the foregoing, no such event described above (other than with respect to (f) above) shall constitute Good Reason unless (1) Employee gives written notice to the Company specifying the condition or event relied upon for such termination within ninety (90) days of the initial existence of such event, and (2) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of Employee’s notice.
2.6    Termination Due to Disability or Death. If Employee is unable to perform his duties under this Agreement by reason of physical or mental disability, this Agreement shall terminate, and, upon such termination, Employee shall continue to receive the compensation described in Section 3 of this Agreement, reduced by any disability payment to which Employee may be entitled in lieu of such compensation, until the last day of the Term. At the expiration of the Term, payment of all compensation to Employee under this Agreement shall cease immediately (except for any payment of compensation accrued but unpaid through that date and other benefits to which the Employee may be entitled notwithstanding termination of his employment). The term “disability” as used in this Agreement shall mean a condition which prohibits Employee from performing his duties substantially in the manner he is capable of performing them on the date of this Agreement, which cannot be removed by reasonable accommodations on the part of the Company, for sixty (60) days or more during any one year period.
If Employee should die during the term of this Agreement, this Agreement shall terminate and all payments and rights to compensation and benefits to Employee under this Agreement shall cease immediately, except for any compensation and benefits accrued but unpaid through the date of death.
3.    Base Compensation and Incentive Compensation.
3.1    Base Compensation. Subject to Section 2 of this Agreement, the Company shall pay to Employee an annual salary in the amount of Four Hundred Twenty Thousand and 00/100 Swiss Francs (CHF 420,000) (the “Base Compensation”). The Base Compensation shall be paid in accordance with the Company’s normal payroll procedures, subject to all applicable taxes and withholdings.
3.2    Signing Bonus. In addition to the Base Compensation, upon commencement of Employee’s employment with the Company, Employee shall receive a one-time payment in the amount of One Hundred Thousand and 00/100 Swiss Francs (CHF 100,000) and an intial award of non-qualified stock options and restricted stock as described in this Section 3.2 (“Signing Bonus”).
(a)    The one-time payment portion of the Signing Bonus shall not be considered Base Compensation but shall be treated as wages and is subject to all applicable taxes and withholdings.
(b)    Upon commencement of Employee’s employment with the Company, Employee will be granted an initial award of non-qualified stock options under the Company’s Omnibus Incentive Plan. The fair market value of the stock options comprising the initial award will equal One Hundred Thousand and 00/100 Dollars ($100,000) determined in the same manner that grant value (and the number of stock options awarded) was determined for the annual grants to other executive officers of the Company in 2015. These stock options shall be subject to adjustment in the Separation in the same manner that outstanding stock options granted to officers of the Company are adjusted in the Separation. The stock options awarded under this Section 3.2 shall vest 25% per year on the annual anniversary of the grant date. Notwithstanding the foregoing, in the event Employee’s employment is terminated prior the end of the Term, no less than one fourth of the stock options awarded under this Section 3.2 shall immediately vest.
(c)    Upon commencement of Employee’s employment with the Company, Employee will be granted an initial award of restricted stock under the Company’s Omnibus Incentive Plan. The fair market value of the restricted stock comprising the initial award will equal Three Hundred Thousand and 00/100 Dollars ($300,000) determined in the same manner that grant value (and the number of restricted shares as awarded) was determined for the annual grants to other executive officers of the Company in 2015. These shares shall be subject to adjustment in the Separation in the same manner that outstanding restricted shares granted to officers of the Company are adjusted in the Separation. The restrictions on the shares awarded under this Section 3.2 shall lapse on the second annual anniversary of the grant date.

Exhibit 10.23

3.3    Short-Term Incentive Compensation. Subject to Section 2 of this Agreement, in addition to the Base Compensation, Employee shall be eligible to participate in the Company’s Short Term Incentive Plan (“STIP”) in effect as of the date of this Agreement. Under the STIP, Employee’s target incentive compensation payment is 65% of Employee’s Base Compensation if the Company achieves 100% of the STIP target performance requirements for the calendar year. The STIP payout for a calendar year performance may not exceed 200% of Employee’s target incentive compensation payment for that year. In accordance with the terms of the STIP, Employee must remain employed with the Company through the last day of a calendar year in order to receive any short-term incentive compensation for that year. Employee shall be paid a prorated bonus for 2016 equal to 65% of Employee’s actual Base Compensation and the payment amount shall be prorated based on the number of days Employee was employed in the 2016 calendar year compared to the total number of days in the calendar year. Such amount will be paid at the same time that other STIP compensation amounts are paid for the 2016 performance.
4.    Benefits.
In addition to the Base Compensation and the Short-Term Incentive Compensation set forth in Section 3 above, Employee shall be eligible to receive the following benefits which shall be subject to the terms of all applicable plan documents and policies:
4.1    Non-Qualified Stock Options. Employee will be eligible for future annual long-term incentive awards under the Company’s Omnibus Incentive Plan if and when annual awards are granted by the Company. Employee’s long-term incentive award grant target is Five Hundred Thousand and 00/100 Dollars ($500,000) per year. All grants are determined by the Company’s board of directors and are subject to the terms of an award agreement consistent with award agreements provided to other Manitowoc Foodservice executives, including similar vesting and performance conditions.
4.2    Tax Preparation. The Company will reimburse Employee for costs associated with the preparation of Employee’s personal income taxes and financial planning each year. For any year during Employee’s employment, this benefit shall not exceed Ten Thousand and 00/100 Swiss Francs (CHF 10,000).
4.3    Physical Examination. The Company will reimburse Employee for one (1) physical examination every year.
4.4    Employee Benefit Programs. In addition to any benefits provided herein, Employee is eligible to participate in the Company’s benefits programs provided to employees in its Switzerland locations, subject to the rules of such plans.
4.5    Vacation and Holidays. Employee will be eligible for five (5) weeks of paid vacation each complete calendar year.. For 2016, Employee shall be entitled to paid vacation in accordance with the Company’s Switzerland European schedule for such benefits. For any other partial calendar year, Employee’s vacation eligibility shall be prorated accordingly. In addition to vacation, the Company observes paid holidays in accordance with its Switzerland European schedule for such benefits.

4.6    Company Vehicle. The Company will provide Employee with a vehicle consistent with Company’s policies for employees in a similar position and a similar location. Employee shall be allowed to choose a sedan, SUV or other business-appropriate vehicle and the Company will pay up to Two Thousand and 00/100 Swiss Francs (CHF 2,000) per month toward a full-service lease of a vehicle registered in Switzerland, but imported into the European Union for private use. A fuel card will be provided.
4.7    Pension, Social Security and Health Minimum. The Company will provide retirement and health benefits comparable to Employee’s current benefit package. Company contributions to the following programs will constitute compliance with this requirement:

(a)	Social Secutiy and Pension

•	AHV (1. Pension Pillar) 5.15%

•	ALV (unemployment insurance) 1.10%

•	ALVZ (unemployment supplementary insurance) 0.50%

•	KTG (Krankentaggeldversicherung) 0.40%

•	UVG (occupational accident + non-occupational accident insurance) 0.73%

Exhibit 10.23

•	UVGZ (Accident supplementary insurance) 0.24%

•	Pension Fund (2. Pension Pillar) 8.0%

NOTE: The percentages generally refer to all cash compensation (including salary and bonus compensation), provided that contributions are subject to ordinary and customary limitations or caps on considered compensation and further provided that pension contributions are based upon only salary.

(b)    Private Health Insurance. The Employer pays Fifty Percent (50%) of the premium for comparable private health insurance coverage in Germany and Switzerland.
To the extent that the Company offers or contributes to benefits or insurance programs of the same general type as those provided in this Section 4.7, the Company may wholly or partly offset or reduce its regular benefit or program, or its contribution toward such benefit or program, in lieu of the contributions set forth above.
5.     Confidentiality, Non-Compete, Non-Solicitation, and Intellectual Property

As a material requirement of this Agreement and in consideration of Employee’s employment with the Company, as well as Employee’s access of confidential information belonging to the Company, upon execution of this Agreement, Employee shall sign an Agreement Regarding Confidential Information, Intellectual Property, Non-Solicitation of Employees and Non-Solicitation of Customers, a copy of which is attached hereto as Exhibit B.

6.    Disclosures

6.1    Upon Employment. Employee represents and warrants to the Company that Employee is not a party to any confidentiality, non-competition, non-solicitation or similar agreements with any third party, or to any agreement, in any such instance, the terms of which could prohibit Employee from performing his employment duties for the Company, or to any agreement which could be breached by Employee’s entry into this Agreement and/or performance of Employee’s employment duties for the Company.

6.2    Upon Termination of Employment. Employee shall promptly notify any subsequent employer during the Non-Compete Period of the terms of this Agreement to ensure that this Agreement is not breached by Employee.

7.    Miscellaneous Provisions

7.1    Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any corporation or other entity which controls, is controlled by, or is under common control with, the Company, without Employee’s consent, provided, however, such assignment shall not relieve the Company of its obligations hereunder unless such assignment is to Foodservice Corporation in connection with its separation as an independent U.S. publicly traded company. Employee further acknowledges and agrees that the Company may, without Employee’s consent, assign its rights and obligations under this Agreement to the Foodservice Corporation as described in Section 1.2 above. Further, if the Company merges with or into any other entity or transfers all or substantially all of the assets of the Company, the rights and obligations of the Company under this Agreement may be assigned without Employee’s consent to such successor of the Company. Employee also acknowledges and agrees that the Company will, without Employee’s consent, assign its rights and obligations under this Agreement to Inducs AG, and Employee will be an employee of Inducs AG upon such assignment. The Employee's base and principal office of employment will be the Company's office at Herlisau, Switzerland. However, the Employee will be required to undertake overseas travel as necessary to fulfill the Employee's responsibilities under this Agreement. .In all other circumstances, the rights and obligations of the Company under this Agreement may be assigned with Employee’s consent (which may not be unreasonably withheld) and shall inure to the benefit of and be binding upon the successors and assigns of the Company. Employee’s rights and obligations under this Agreement may not be assigned to or be assumed by any other person or entity.
7.2    Notices. All notices, requests, demands, or other communications under this Agreement shall be in writing and shall be deemed to be duly given by Employee only if provided to the Company’s Corporate Secretary, and shall be deemed to be duly given by the Company to Employee if provided by mail, email, mail or nationally or internationally recognized carrier to Employee at his address as shown in the Company’s records.
7.3    Severability. If any provision or portion of this Agreement shall be or become illegal, invalid or unenforceable in whole or in part for any reason, such provision shall be ineffective only to the extent of such illegality, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any court of competent jurisdiction should deem any covenant herein to be invalid, illegal or unenforceable

Exhibit 10.23

because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.
7.4    Integration, Amendment and Waiver. This Agreement constitutes the entire agreement between the Company and Employee, superseding all prior similar arrangements and agreements, and may be modified, amended or waived only by a written instrument signed by both of them. Without limitation, any prior written employment agreement between the parties is hereby rescinded retroactive to theearlier of its execution or effectivedate. Any such agreement is null and void and neither party shall have any rights or obligations under such agreement. This Agreement does not supersede the Company CEA between the Employee and the Company relating to a change in control of the Company and dated on or about the date hereof.

7.5    Governing Law. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin without giving effect to any conflicts of law provisions. The parties also agree that any action or suit brought by any party to enforce or adjudicate the rights of the parties to and under this Agreement shall be brought in the Circuit Court for Manitowoc County, Wisconsin, this Court being the sole, exclusive, and mandatory venue and jurisdiction for any disputes between the parties arising from or relating to this Agreement. If any action is filed, by any party, relating to a breach of this Agreement and/or enforcement of this Agreement, Employee expressly agrees and consents to jurisdiction in the Circuit Court for Manitowoc County, Wisconsin and waives any claim that the Circuit Court for Manitowoc County, Wisconsin is an inconvenient forum. Notwithstanding any assignment of this Agreement to any affiliate of the Company, the short-term and long-term incentive plans of the Company and any compensation awarded under those plans, shall remain governed by and construed in accordance with the laws of the State of Wisconsin without giving effect to any conflicts of law provisions.  The parties also agree that any action or suit brought by any party to enforce or adjudicate the rights of the parties with respect to any short-term and/or long-term incentive plans of the Company and any compensation awarded under those plans shall be brought in the Circuit Court for Manitowoc County, Wisconsin, this Court being the sole, exclusive, and mandatory venue and jurisdiction for any disputes between the parties arising from or relating to this Agreement, and Employee expressly agrees and consents to jurisdiction in the Circuit Court for Manitowoc County, Wisconsin and waives any claim that the Circuit Court for Manitowoc County, Wisconsin is an inconvenient forum with respect to any such matters.
7.6    Interpretation. The headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any party. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.
7.7    Non-Waiver of Rights and Breaches. No failure or delay of any party in the exercise of any right given to such party under this Agreement shall constitute a waiver unless the time specified for the exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right. The waiver by a party of any default of any other party shall not be deemed to be a waiver of any subsequent default or other default by such party.
7.8    Attorneys’ Fees. In the event that the Employee or the Company is required to bring any proceeding or any legal action to enforce the terms of this Agreement each party will bear its own fees and expenses with respect thereto.
7.9    Survival. In the event that the Company is obligated to make any Severance Payment pursuant to the terms hereof, such obligation shall survive the termination of this Agreement.
7.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Employee have caused this Employment Agreement to be duly executed as of the date first written above.

Exhibit 10.23

EMPLOYEE:                THE COMPANY:

THE MANITOWOC COMPANY, INC.

/s/ Andreas G. Weishaar      By: /s/ Hubertus M. Muehlhaeuser
Andreas G. Weishaar             Hubertus M. Muehlhaeuser
President and CEO
Manitowoc Foodservice